Exhibit 5.4
[Hovnanian Enterprises, Inc. Letterhead]
May 5, 2011
Hovnanian Enterprises, Inc.
110 West Front Street
P.O. Box 500
Red Bank, New Jersey 07701
K. Hovnanian Enterprises, Inc.
110 West Front Street
P.O. Box 500
Red Bank, New Jersey 07701
Ladies and Gentlemen:
     I am Senior Vice President and General Counsel of Hovnanian Enterprises, Inc., a Delaware corporation (“Hovnanian”), and of K. Hovnanian Enterprises, Inc., a California corporation and a wholly-owned subsidiary of Hovnanian (“K. Hovnanian”). Hovnanian, K. Hovnanian and certain other subsidiaries of Hovnanian (the “Subsidiary Registrants”) have filed a Registration Statement on Form S-3 (File No. 333-173365) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to which K. Hovnanian has issued $12,000,000 aggregate principal amount of 10⅝% Senior Notes due 2016 (the “Notes”), unconditionally guaranteed (each a “Guarantee,” and collectively, the “Guarantees”) on a senior secured basis by Hovnanian and the Subsidiary Registrants (together, in such capacity, the “Guarantors”), pursuant to the Underwriting Agreement dated April 29, 2011, among K. Hovnanian, the Guarantors and the underwriter named therein (the “Underwriting Agreement”)
     I have examined the Registration Statement as it became effective under the Securities Act; K. Hovnanian’s and Hovnanian’s prospectus dated April 18, 2011 (the “Base Prospectus”), as supplemented by the prospectus supplement dated April 29, 2011 (together with the Base Prospectus, the “Prospectus”), filed by K. Hovnanian and Hovnanian pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act; the Indenture dated as of October 20, 2009 (the “Base Indenture”), among K. Hovnanian, Hovnanian, the other Guarantors party thereto and Wilmington Trust Company, a Delaware banking corporation, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of May 4, 2011 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among K. Hovnanian, Hovnanian, the other Guarantors party thereto and the Trustee; a duplicate of the global note representing the Notes; a duplicate of the Guarantees annexed to the Notes; and the Underwriting Agreement. I also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents or statements of public officials and of officers and representatives of Hovnanian and K. Hovnanian.
     In rendering the opinions set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. I also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.
     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that:

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1.	The Notes have been duly authorized, executed and issued by K. Hovnanian.

2.	The Guarantees have been duly authorized, executed and issued by the Subsidiary Registrants.
     I am a member of the Bar of the State of New Jersey, and I do not express any opinion herein concerning any law other than the law of the State of New Jersey and the State of California.
     I hereby consent to the filing of this opinion letter as Exhibit 5.4 to the Current Report on Form 8-K of Hovnanian filed with the Commission in connection with the closing of the offering of the Notes and to the use of my name under the caption “Legal Matters” in the Prospectus.

Very truly yours,
/s/ Peter S. Reinhart
Peter S. Reinhart Senior Vice President and
General Counsel

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